Exhibit (h)(12)

KRANESHARES TRUST

EXPENSE LIMITATION AGREEMENT

THIS EXPENSE LIMITATION AGREEMENT (the “Agreement”) is effective as of July 28, 2017, by and between KRANESHARES TRUST, a Delaware statutory trust (the “Trust”), on behalf of its series listed in the Appendix A hereto, as amended from time to time (each, a “Fund” and, together, the “Funds”), and the investment adviser of the Funds, KRANE FUNDS ADVISORS, LLC (the “Adviser'').

WITNESSETH:

WHEREAS, the Adviser serves as investment adviser to each Fund pursuant to the terms and provisions of an Investment Advisory Agreement between the Trust and the Adviser dated November 8, 2012, as amended from time to time (the “Investment Advisory Agreement”); and

WHEREAS, the Adviser is entitled to a fee under the Investment Advisory Agreement in exchange for providing advisory and other services, and paying all of the Trust's expenses except those specifically excluded therein (“Advisory Fee”); and

WHEREAS, the Adviser desires to waive the Advisory Fee and reimburse Fund expenses of each Fund listed in the Appendix for the periods described therein pursuant to the terms and provisions of this Agreement, and the Trust (on behalf of each Fund) desires to allow the Adviser to implement the waivers and reimbursements;

NOW THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties, intended to be legally bound hereby, mutually agree as follows:

1. Waivers and Reimbursements - Appendix A. The Adviser hereby agrees to waive its Advisory Fee for each Fund and/or reimburse Fund expenses during the effective term in an amount equal to the fees to be paid by the Funds to counsel to the independent Trustees of the Trust.

2. Term. This Agreement shall become effective on July 28, 2017 and shall remain in effect through July 31, 2018.

3. Termination. This Agreement may be terminated at any time with respect to any Fund, and without payment of any penalty, by the Board of Trustees of the Trust, on behalf of the Fund. This Agreement will automatically terminate with respect to any Fund listed in Appendix A if the Investment Advisory Agreement for that Fund is terminated, with such termination effective upon the effective date of the Investment Advisory Agreement's termination for that Fund, unless such termination is caused by an “assignment,” as that term is defined in the Investment Company Act of 1940, as amended, of the Investment Advisory Agreement.

4. Assignment. This Agreement and all rights and obligations hereunder may not be assigned without the written consent of the other party.

5. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

6. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the Investment Company Act of 1940 and the Investment Advisers Act of 1940, and any rules and regulations promulgated thereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested by their duly authorized officers, all on the day and year first above written.

KRANESHARES TRUST		KRANE FUNDS ADVISORS, LLC

By:	____________________________________	By:	_________________________________
Print Name:	_____________________________________	Print Name:	_________________________________
Title:	____________________________________	Title:	_________________________________

Appendix A

Fund	Effective Date
KraneShares Bloomberg Barclays China Aggregate Bond Index ETF	July 28, 2017
KraneShares CSI China Internet ETF	July 28, 2017
KraneShares E Fund China Commercial Paper ETF	July 28, 2017
KraneShares Emerging Markets Consumer Technology Index ETF	July 28, 2017
KraneShares FTSE Emerging Markets Plus ETF	July 28, 2017
KraneShares MSCI China Environment Index ETF	July 28, 2017
KraneShares MSCI One Belt One Road Index ETF	July 28, 2017
KraneShares Zacks New China ETF	July 28, 2017